Exhibit 99.1

Acer Therapeutics Announces FDA Acceptance of NDA and Priority Review for EDSIVO™ for the Treatment of vEDS

Acer continues progress toward goal of commercializing EDSIVO™

NEWTON, MA – December 26, 2018 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and ultra-rare diseases with critical unmet medical need, today announced that the U.S. Food and Drug Administration (FDA) has accepted for review Acer’s New Drug Application (NDA) for EDSIVO™ for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation. The FDA also granted a priority review of the NDA and assigned a Prescription Drug User Fee Act (PDUFA) target action date of June 25, 2019. Priority review is a designation granted by the FDA to accelerate the review process for drugs that offer a significant improvement in treatment or provide treatment where no satisfactory alternative therapy exists.

“The acceptance of our NDA for EDSIVO™ is an important step in our efforts to help patients with vEDS, who suffer with a devastating disease that currently has no approved treatment,” said William Andrews, M.D., FACP, Chief Medical Officer of Acer. “We have had the honor of learning about the significant challenges of living with vEDS directly from patients and their families. This has in large part driven the hard work, passion and complete dedication that our small team has given to this effort, and we will continue to do so as the FDA reviews our NDA for EDSIVO™. We are excited about the possibility of making EDSIVO™ available in the U.S. for patients in the near future.”

“We continue to accelerate our pre-commercial activities supporting the potential U.S. launch of EDSIVO™ for the treatment of vEDS if it is approved by the FDA,” said Chris Schelling, CEO and Founder of Acer. “Additionally, we are working diligently on advancing and expanding our pipeline with the goal of bringing multiple products to patients with serious rare diseases over the next several years.”

About EDSIVO™ and vEDS

Ehlers-Danlos Syndrome (EDS) is a group of hereditary disorders of connective tissue. vEDS is the most severe subtype where patients suffer from life threatening arterial dissections and ruptures, as well as intestinal and uterine ruptures. The average mortality is 51 years of age. An Acer-commissioned patient-finder study phenotypically identified 4,169 vEDS patients in the U.S. from an analysis of a commercially available patient claims database with data of approximately 190 million unique patient lives. Based on that information, Acer estimates the prevalence of phenotypically-defined vEDS in the U.S. could be greater than 1 in 45,000. Currently, there are no FDA-approved therapies for vEDS. Acer is advancing EDSIVO™ (celiprolol), a new chemical entity (NCE), for the treatment of vEDS based on a randomized controlled clinical study of celiprolol(1). FDA granted a priority review of the EDSIVO™ NDA and assigned a Prescription Drug User Fee Act (PDUFA) target action date of June 25, 2019. EDSIVO™ received FDA Orphan Drug Designation for the potential treatment of vEDS in 2015.

About Acer Therapeutics

Acer, headquartered in Newton, MA, is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for patients with serious rare and ultra-rare diseases with critical unmet medical need. Acer’s late-stage clinical pipeline includes two candidates for severe genetic disorders: EDSIVO™ (celiprolol) for vascular Ehlers-Danlos syndrome (vEDS), and ACER-001 (a fully taste-masked, immediate release formulation of sodium phenylbutyrate) for urea cycle disorders (UCD) and Maple Syrup Urine Disease (MSUD). There are no FDA-approved drugs for vEDS and MSUD and limited options for UCD, which collectively impact approximately 7,000 patients in the U.S. Acer’s product candidates have clinical proof-of-concept and mechanistic differentiation, and Acer intends to seek approval for them in the U.S. by using the regulatory pathway established under section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act (FFDCA) that allows an applicant to rely at least in part on third-party data for approval, which may expedite the preparation, submission, and approval of a marketing application.

For more information, visit www.acertx.com.

References

(1) Ong KT, et al. Effect of celiprolol on prevention of cardiovascular events in vascular Ehlers-Danlos syndrome: a prospective randomized, open, blinded-endpoints trial. Lancet. 2010; 376: 1476–84.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenues, projected expenses, regulatory approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to expectations regarding our capitalization and resources; the potential for EDSIVO™ (celiprolol) and ACER-001 to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity in any target indication; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; the ability to protect our intellectual property rights; the nature, strategy and our focus; future economic conditions or performance; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-535-7743

hans@lifesciadvisors.com

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